EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended September 30, 2019

MCLEAN, Va., Nov. 13, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2019.  Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2019	June 30, 2019	Change	% Change

Total investment income	$12,718	$12,886	$(168)	(1.3)%
Total expenses, net of credits	(6,354)	(6,673)	319	(4.8)
Net investment income	6,364	6,213	151	2.4
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	8,980	(807)	9,787	(1,212.8)
Net unrealized appreciation (depreciation)	(9,953)	3,450	(13,403)	(388.5)
Net increase (decrease) in net assets resulting from operations	5,391	8,856	(3,465)	(39.1)
Weighted average yield on interest-bearing investments	12.5%	11.8%	0.7%	5.9
Total invested	$24,743	$59,150	$(34,407)	(58.2)
Total repayments and net proceeds	28,827	41,850	(13,023)	(31.1)

As of:	September 30, 2019	June 30, 2019	Change	% Change

Total investments, at fair value	$402,875	$407,559	$(4,684)	(1.1)%
Fair value, as a percent of cost	94.0%	96.3%	(2.3)%	(2.4)
Net asset value per common share	$8.22	$8.23	$(0.01)	(0.1)

For the Year Ended:	September 30, 2019	September 30, 2018	Change	% Change

Total investment income	$50,035	$45,581	$4,454	9.8%
Total expenses, net of credits	(25,455)	(22,493)	(2,962)	13.2
Net investment income	24,580	23,088	1,492	6.5
Net investment income per common share	0.84	0.85	(0.01)	(1.2)
Cash distribution per common share	0.84	0.84	—	—
Total net realized loss	(16,388)	(26,196)	9,808	(37.4)
Total net unrealized appreciation	11,677	21,756	(10,079)	(46.3)
Net increase in net assets resulting from operations	19,869	18,648	1,221	6.5
Weighted average yield on interest-bearing investments	12.3%	11.8%	0.5%	4.2
Total invested	$147,067	$106,615	$40,452	37.9
Total repayments and proceeds	131,061	67,944	63,117	92.9

As of:	September 30, 2019	September 30, 2018	Change	% Change
Total investments, at fair value	$402,875	$390,046	$12,829	3.3
Fair value as a percent of cost	94.0%	91.2%	2.8%	3.1
Net asset value per common share	$8.22	$8.32	$(0.10)	(1.2)

Fourth Fiscal Quarter 2019 Highlights:

  Portfolio Activity: Invested $13.0 million in one new portfolio company and $11.7 million in existing portfolio companies. Received $28.8 million in repayments and net proceeds, including the exit of our investment in Alloy Die Casting Co. (“ADC”), which resulted in success fee income of $0.8 million, repayment of our debt investment of $5.7 million at par and a realized gain of approximately $8.7 million.
  Equity Issuance: Issued 441,505 shares of common stock at a weighted-average price of $9.49 per share, or 115% of NAV, through our at-the-market program, generating net proceeds of $4.1 million.
  Distributions and Dividends: Maintained our monthly common stock distribution of $0.07 per share and monthly preferred stock dividend of $0.125 per share on the Company’s 6.00% Series 2024 Term Preferred Stock.

Fourth Fiscal Quarter 2019 Results:

Interest income increased by $0.7 million, or 5.9%, driven primarily by the collection of past-due interest upon the exit of ADC. Other income decreased by $0.8 million, or 47.8%, quarter over quarter, primarily due to a decrease in prepayment fees received. Total expenses decreased by $0.3 million, or 4.8%, primarily due to an increase in the incentive fee credit granted by the Adviser and a decrease in interest expense quarter over quarter.

Net Investment Income for the quarter ended September 30, 2019 was $6.4 million, an increase of 2.4% as compared to the prior quarter, or $0.21 per share.

The Net Increase in Net Assets Resulting from Operations was $5.4 million, or $0.18 per share for the quarter ended September 30, 2019, compared to $8.9 million, or $0.30 per share, for the quarter ended June 30, 2019. The current quarter increase was driven by net investment income and a $9.0 million net realized gain on investments mostly resulting from the exit of ADC, partially offset by $10.0 million of net unrealized depreciation of investments.

Fiscal Year Ended 2019 Results:

Total investment income increased by 9.8% during the fiscal year ended September 30, 2019, compared to the prior year, due to increases in interest income and other income. Interest income increased by $1.8 million, or 4.1%, due to an increase in the weighted average yield year over year. Other income increased by $2.6 million, primarily due to an increase in success fees, prepayment penalties and dividend income recognized, compared to the prior year. Total expenses increased 13.2% year over year, primarily due to a $2.5 million increase in interest expense on borrowings and amortization of deferred financing fees and a $0.6 million increase in net incentive fees, due to higher pre-incentive fee net investment income, partially offset by a $0.3 million decrease in net base management fees driven mainly by credits received from the advisor associated with new deal investment banking fees.

Net Investment Income for the years ended September 30, 2019 and 2018, was $24.6 million, or $0.84 per share, and $23.1 million, or $0.85 per share, respectively.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2019 and 2018, was $19.9 million, or $0.68 per share, compared to $18.6 million, or $0.69 per share, respectively.  The year over year change was driven mainly by the increase in net investment income compared to the prior year.

Subsequent Events:  Subsequent to September 30, 2019, the following significant events occurred:

· Capital Activity:

  In October 2019, we voluntarily redeemed all outstanding shares of our Series 2024 Term Preferred Stock at a redemption price of $25.00 per share, which represents the liquidation preference per share, plus accrued and unpaid dividends through October 1, 2019 in the amount of $0.004166 per share, for a payment per share of $25.004166 and an aggregate redemption price of approximately $51.8 million.
  In October 2019, we completed a public debt offering of $38.8 million aggregate principal amount of 5.375% Notes due 2024, inclusive of the overallotment, for net proceeds of approximately $37.5 million.

· Portfolio Activity:

  In October 2019, we invested $14.0 million in Universal Survey Center, Inc. through secured first lien debt.
  In October 2019, we invested an additional $3.0 million in Medical Solutions Holdings, Inc., an existing portfolio company, through secured second lien debt.

· Distributions and Dividends Declared: In October 2019, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:

Record Date	Payment Date	Distribution per Common Share
October 22, 2019	October 31, 2019	$0.07
November 19, 2019	November 29, 2019	0.07
December 19, 2019	December 31, 2019	0.07
	Total for the Quarter	$0.21

Comments from Gladstone Capital’s President, Bob Marcotte: “Fiscal year 2019 was about focus and execution.  By anticipating the heightened portfolio turnover experienced, the GLAD investment team was able to successfully elevate our proprietary originations to grow our assets, interest and fee income on the year while maintaining our return and leverage discipline in the face of heightened competitive market conditions.  Today, our strong capital position and added flexibility of BDC leverage relief (with the recent preferred stock redemption), afford us the opportunity to significantly expand our investment portfolio in the coming quarters to generate incremental efficiencies and improve the returns to our shareholders.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, November 14, 2019, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 21, 2019.  To hear the replay, please dial (855) 859-2056 and use conference number 8398889.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through January 14, 2020.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 201 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2019, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.